Exhibit 99.1

The Hanover Reports Fourth Quarter Net Income and

Operating Income of $1.20 and $2.00 per Diluted Share, Respectively;

Fourth Quarter Combined Ratio of 95.1%; Combined Ratio Excluding Catastrophes of 91.3%;

Full Year Net Income and Operating Income of $4.33 and $4.74 per Diluted Share, Respectively

WORCESTER, Mass., January 31, 2018 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $51.5 million, or $1.20 per diluted share, for the fourth quarter of 2017, compared to a net loss of $13.5 million, or $0.32 per diluted share, in the prior-year quarter.  Operating income(1) was $86.0 million, or $2.00 per diluted share, for the fourth quarter of 2017, compared to an operating loss of $19.7 million, or $0.46 per diluted share, in the prior-year quarter.

Net income for the full year 2017 was $186.2 million, or $4.33 per diluted share. This compared to net income of $155.1 million, or $3.59 per diluted share, for the full year 2016. Operating income was $203.8 million, or $4.74 per diluted share, in 2017, compared to operating income of $184.4 million, or $4.27 per diluted share, in 2016.

Fourth Quarter and Full Year Highlights

•	Combined ratio of 95.1% in the fourth quarter and 98.7% in the full year, including 3.8 and 7.9 points of catastrophe losses and 0.3 and 0.7 points of favorable prior-year development, respectively
•	Current accident year combined ratio, excluding catastrophes(2), of 91.6% in the fourth quarter, an improvement of 2.4 points over the prior-year quarter
•	Current accident year combined ratio, excluding catastrophes, of 91.5% for the full year, an improvement of 1.4 points over the prior-year
•	Net premiums written up 8.4% in the fourth quarter and 5.5% for the full year, driven by growth in all segments, with continued price increases in Commercial and Personal Lines
•	Net investment income of $78.1 million in the fourth quarter, up 5.3% from the prior-year quarter, and $298.1 million for the full year, up 6.7%
•	Book value per share of $70.59, up 4.7% from December 31, 2016; book value per share, excluding net unrealized gains on investments(3), of $65.75, up 4.3%
•

One-time non-operating tax expense of $22.3 million, or $0.52 per diluted share, related to the recently enacted changes in U.S. tax laws, consisting of a revaluation of deferred tax balances and the recognition of federal income taxes on previously untaxed income from foreign operations

•	On December 5, 2017, the Board of Directors approved an increase to the quarterly dividend of 8%, to $0.54 per common share

(1) See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

	Three months ended		Twelve months ended
	December 31		December 31
($ in millions, except per share data)	2017	2016	2017	2016
Net premiums written	$ 1,173.2	$ 1,082.0	$ 4,958.2	$ 4,698.8
Operating income (loss)	86.0	(19.7)	203.8	184.4
per diluted share	2.00	(0.46)	4.74	4.27
Net income (loss)	51.5	(13.5)	186.2	155.1
per diluted share	1.20	(0.32)	4.33	3.59
Net investment income	78.1	74.2	298.1	279.4
Book value per share	$ 70.59	$ 67.40	$ 70.59	$ 67.40
Ending shares outstanding	42.5	42.4	42.5	42.4
Combined ratio	95.1%	107.7%	98.7%	98.6%
Prior year development ratio	(0.3)%	12.3%	(0.7)%	3.0%
Catastrophe ratio	3.8%	1.4%	7.9%	2.7%
Combined ratio, excluding catastrophes(4)	91.3%	106.3%	90.8%	95.9%
Current accident year combined ratio, excluding catastrophes	91.6%	94.0%	91.5%	92.9%

“We are pleased with our fourth quarter and full year results,” said John C. Roche, president and chief executive officer at The Hanover.  “Our performance reflects the building strength of our company and the effectiveness of our strategy. While catastrophe losses significantly impacted our earnings for the year, our business performance, excluding catastrophes, was strong, as we continued to benefit from underwriting discipline, portfolio management, topline growth and the impact of expense reductions, delivering a combined ratio excluding catastrophes of 90.8%, which is consistent with our original expectations. We made significant progress on our Hanover 2021 strategic priorities,” Roche said, “We substantially increased our agency penetration, improved our performance in both our core and specialty domestic businesses, expanded Chaucer’s capabilities globally, and accelerated our margin expansion strategy through rigorous expense management. We look forward to 2018 with great confidence in our strategy and in our ability to deliver additional earnings improvement going forward.”

“Our businesses performed well in 2017,” said Jeffrey M. Farber, executive vice president and chief financial officer. “For the year, we reported a current accident year combined ratio, excluding catastrophes, of 91.5%, compared to 92.9% in the prior year, demonstrating our improved underlying performance. The improvement was driven by a lower loss ratio, despite challenging markets, and the impact of both growth and improved financial rigor, which drove an overall improvement in our expense ratio. We are pleased with the strong growth we generated, both in the quarter and the year, at 8.4 percent and 5.5 percent, respectively.   We are particularly pleased that most of our growth came from our most profitable segments, notably Personal Lines account business, our Small Commercial portfolio, Specialty’s professional lines and new business initiatives at Chaucer.”

Fourth Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $69.1 million, compared to an operating loss of $93.3 million in the fourth quarter of 2016.  The Commercial Lines combined ratio was 95.4%, compared to 122.8% in the prior-year quarter.  Catastrophe losses were $29.5 million, or 4.8 points of the combined ratio, primarily reflecting losses from California wildfires, compared to $7.6 million, or 1.3 points of the combined ratio, in the prior-year quarter.  Fourth quarter 2017 results included $9.3 million, or 1.5 points, of favorable prior-year reserve development, driven by favorable experience in workers’ compensation, compared to Commercial Lines net unfavorable prior-year reserve development of $161.5 million, or 27.6 points, which included significant reserving adjustments following a comprehensive annual reserve review.

Commercial Lines current accident year combined ratio, excluding catastrophe losses, improved 1.8  points to 92.1%, from 93.9% in the prior-year quarter, driven by both improved loss and loss adjustment expense (LAE) and expense ratios.

The improved current accident year loss and LAE ratio, excluding catastrophe losses, is primarily a result of favorable loss experience in worker’s compensation, partially offset by a higher loss and LAE ratio in commercial auto. Current accident year loss ratio variance between fourth quarter 2017 and 2016 for individual lines is primarily driven by the timing impact of updating full year loss estimates in the prior year period.

The expense ratio improved by 0.6 points in the fourth quarter of 2017, driven by operating efficiencies, including expense savings actions initiated at the end of the second quarter of 2017, and fixed cost leverage from continued premium growth.

Net premiums written were $564.9 million in the quarter, up 6.6% from the prior-year quarter, driven by continued pricing increases, strong retention, and new business growth. Core commercial(5)  business pricing increases averaged 4.0% for the fourth quarter.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Twelve months ended
	December 31		December 31
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 564.9	$ 530.0	$ 2,462.0	$ 2,361.5
Net premiums earned	616.1	584.7	2,399.6	2,318.0
Operating income (loss) before taxes	69.1	(93.3)	177.9	35.9
Loss and LAE ratio	60.0%	86.8%	63.7%	69.1%
Expense ratio(6)	35.4%	36.0%	35.6%	36.0%
Combined ratio	95.4%	122.8%	99.3%	105.1%
Prior year development ratio	(1.5)%	27.6%	(0.4)%	9.6%
Catastrophe ratio	4.8%	1.3%	7.1%	3.0%
Combined ratio, excluding catastrophes	90.6%	121.5%	92.2%	102.1%
Current accident year combined ratio, excluding catastrophes	92.1%	93.9%	92.6%	92.5%

Personal Lines

Personal Lines operating income before taxes was $41.7 million in the quarter, compared to $42.2 million in the fourth quarter of 2016. The Personal Lines combined ratio was 94.0%, compared to 93.4% in the prior-year quarter.  Catastrophe losses were $12.2 million, or 3.0 points of the combined ratio, compared to $11.7 million, or 3.1 points, in the prior-year quarter.  Fourth quarter 2017 results included $9.3 million, or 2.3 points, of net unfavorable prior-year reserve development, compared to net unfavorable prior-year reserve development of $5.2 million, or 1.4 points, in the fourth quarter of 2016.

Personal Lines current accident year combined ratio, excluding catastrophe losses, decreased by 0.2 points to 88.7%, from 88.9% in the prior-year quarter, driven by a lower expense ratio, partially offset by an increase in the loss and LAE ratio.

Current accident year loss and LAE ratio increased in the fourth quarter of 2017, driven by elevated large property losses in the homeowners line.

The expense ratio improved by 2.6 points in the fourth quarter of 2017, driven by higher than usual variable agency compensation expense in the fourth quarter of 2016, and fixed cost leverage from continued premium growth and expense savings initiatives in 2017.

Net premiums written were $415.7 million in the quarter, up 9.0% from the prior-year quarter, due to higher renewal premium, driven by rate increases and improved retention, as well as new business growth.  Personal Lines average rate increases in the fourth quarter of 2017 were approximately 4.8%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Twelve months ended
	December 31		December 31
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 415.7	$ 381.4	$ 1,647.1	$ 1,521.2
Net premiums earned	407.3	376.7	1,580.8	1,471.5
Operating income before taxes	41.7	42.2	159.2	178.4
Loss and LAE ratio	66.4%	63.2%	66.1%	63.6%
Expense ratio	27.6%	30.2%	28.0%	28.7%
Combined ratio	94.0%	93.4%	94.1%	92.3%
Prior year development ratio	2.3%	1.4%	0.6%	0.3%
Catastrophe ratio	3.0%	3.1%	5.1%	3.2%
Combined ratio, excluding catastrophes	91.0%	90.3%	89.0%	89.1%
Current accident year combined ratio, excluding catastrophes	88.7%	88.9%	88.4%	88.8%

Chaucer

Chaucer’s operating income before taxes was $26.3 million in the quarter, compared to operating income before taxes of $39.2 million in the fourth quarter of 2016.  Chaucer’s combined ratio was 95.1%, compared to 87.3% in the prior-year quarter.  Catastrophe losses, including $10.2 million of favorable prior-year development, were $5.2 million, or 2.4 points of the combined ratio, in the fourth quarter of 2017, compared to a benefit of $3.3 million, or 1.6 points, in the prior-year quarter. Fourth quarter 2017 results also reflected net favorable prior-year reserve development of $3.7 million, or 1.7 points of the combined ratio, compared to $30.7 million, or 14.7 points, in the fourth quarter of 2016.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 94.4% in the fourth quarter of 2017, compared to 103.6% in the prior-year quarter, driven by an improvement in both loss and expense ratios.

The current accident year loss and LAE ratio compares favorably to the fourth quarter of 2016, as a result of higher than usual incidence of large losses in the prior-year quarter.

The fourth quarter 2017 expense ratio decreased by 2.2 points, due primarily to lower performance-based compensation, reflective of the recent catastrophe activity, as well as the benefit of continued premium growth.

Net premiums written were $192.6 million in the quarter, up 12.9% from the prior-year quarter, driven by the timing of new business initiatives and, to a lesser extent, premium increases on loss sensitive business, as well as the favorable impact of foreign exchange movements. This was partially offset by increases in ceded reinsurance premiums reflecting increased reinsurance utilization.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended		Twelve months ended
	December 31		December 31
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 192.6	$ 170.6	$ 849.1	$ 816.1
Net premiums earned	220.6	209.0	853.0	838.6
Operating income before taxes	26.3	39.2	7.1	126.8
Loss and LAE ratio	53.4%	43.4%	64.4%	50.0%
Expense ratio	41.7%	43.9%	40.9%	40.4%
Combined ratio	95.1%	87.3%	105.3%	90.4%
Prior year development ratio	(1.7)%	(14.7)%	(4.0)%	(11.4)%
Catastrophe ratio	2.4%	(1.6)%	15.4%	1.0%
Combined ratio, excluding catastrophes	92.7%	88.9%	89.9%	89.4%
Current accident year combined ratio, excluding catastrophes	94.4%	103.6%	93.9%	100.8%

Full Year 2017 Operating Results

Net income for the full year of 2017 was $186.2 million, compared to $155.1 million in 2016. Operating income before taxes and interest expenses was $336.3 million for the full year of 2017, reflective of a combined ratio of 98.7%. In 2016, operating income before taxes and interest expense was $322.8 million, with a reported combined ratio of 98.6%.

Catastrophe losses were $382.6 million, or 7.9 points of the combined ratio, compared to $125.1 million, or 2.7 points, in the prior year.  Full year 2017 results included $32.9 million, or 0.7 points, of net favorable prior-year reserve development, compared to net unfavorable prior-year reserve development of $140.3 million, or 3.0 points, in 2016.

The current accident year combined ratio, excluding catastrophe losses was 91.5% in 2017, compared to 92.9%, in the prior year.  The decrease of 1.4 points was driven by an improved current accident year loss and LAE ratio, as well as a decrease in the expense ratio driven by growth leverage and expense savings actions initiated at the end of the second quarter of 2017.

Commercial Lines operating income before taxes was $177.9 million, which included $170.6 million, or 7.1 points, of catastrophe losses, and $9.4 million, or 0.4 points, of net favorable prior-year reserve development. In 2016, Commercial Lines operating income before taxes was $35.9 million, which included $70.1 million, or 3.0 points, of catastrophe losses, and $223.0 million, or 9.6 points, of net unfavorable prior-year reserve development. The Commercial Lines current accident year combined ratio, excluding catastrophe losses, was 92.6%, compared to 92.5% in the prior year, as a result of elevated large loss experience in certain property lines, partially offset by a decrease in the expense ratio.

Personal Lines operating income before taxes was $159.2 million, which included $80.9 million, or 5.1 points, of catastrophe losses, and $9.4 million, or 0.6 points, of net unfavorable prior-year reserve development. In 2016, Personal Lines operating income before taxes was $178.4 million, which included $47.0 million, or 3.2 points, of catastrophe losses, and $4.3 million, or 0.3 points of net unfavorable prior-year reserve development. The Personal Lines current accident year combined ratio, excluding catastrophes, improved to 88.4%, compared to 88.8% in the prior year, driven by a decrease in the expense ratio.

Chaucer’s operating income before taxes was $7.1 million, which included $131.1 million, or 15.4 points, of catastrophe losses, and $34.1 million, or 4.0 points, of net favorable prior-year reserve development. In 2016, Chaucer’s operating income before taxes as $126.8 million, which included $8.0 million, or 1.0 point, of catastrophe losses, and $95.3 million, or 11.4 points, of net favorable prior-year reserve development. Chaucer’s current accident year combined ratio, excluding catastrophes, improved to 93.9%, compared to 100.8% in the prior year, primarily as a result of lower large loss experience.

Total net premiums written were $5.0 billion in 2017, up 5.5% from 2016. This increase was driven by Personal Lines growth of 8.3%, Commercial Lines growth of 4.3% and Chaucer growth of 4.0%.

Investments

Net investment income was $78.1 million for the fourth quarter of 2017, compared to $74.2 million in the prior-year quarter.  For the full year, net investment income was $298.1 million, compared to $279.4 million in 2016.  The increase in both periods was due primarily to investing higher operating cash flows, and additional income from private equity partnerships. Net investment income also benefitted from income on certain reinsurance contracts subject to deposit accounting. These increases were partially offset by the cumulative impact of lower new money yields.  The average pre-tax earned yield on fixed maturities was 3.35% and 3.44% for the quarters ended December 31, 2017 and 2016, respectively, and 3.35% and 3.51% for the full year 2017 and 2016, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended December 31, 2017 was 3.34%, down from the prior-year quarter yield of 3.40%. For the full year, total pre-tax earned yield was 3.34% compared to 3.38% for 2016.

Net realized investment gains were $2.5 million in the fourth quarter of 2017, including $1.4 million of impairment charges. In the fourth quarter of 2016, net realized investment gains were $3.6 million, including $1.9 million of impairment charges. For the full year 2017, net realized investment gains were $23.7 million, including $5.9 million of impairment charges, compared to net realized gains of $8.6 million in 2016, including $27.9 million of impairment charges.

The company held $9.4 billion in cash and invested assets on December 31, 2017.  Fixed maturities and cash represented 87% of the investment portfolio.  Approximately 95% of the company’s fixed maturity portfolio is rated investment grade.  Net unrealized investment gains decreased $28.3 million during the fourth quarter of 2017, to $237.1 million at December 31, 2017, from $265.4 million at September 30, 2017.  During 2017, net unrealized investment gains increased $51.0 million.  The change in net unrealized investment gains for the quarter and year-to-date resulted from the changes in prevailing interest rates, credit spreads and equity markets.

Capitalization, Shareholders’ Equity and Other Items

Book value per share of $70.59, increased 4.7% from December 31, 2016; book value per share, excluding net unrealized gains on investments of $65.75, increased 4.3% from December 31, 2016.

As a result of the recently enacted changes in the U.S. tax laws, the company recognized a one-time non-operating tax expense of $22.3 million, or $0.52 per diluted share, consisting of a revaluation of deferred tax balances and the recognition of federal income taxes on previously untaxed income from foreign operations.

The company also increased reserves in its discontinued accident and health long-term care pool business by $15.6 million net of tax, or $0.36 per diluted share, during the fourth quarter, primarily as a result of deterioration in morbidity and the expectation of increased projected claims costs.

During 2017, the company repurchased approximately 400,000 shares of common stock for $37.2 million, at an average price of $87.47 per share.  On December 31, the company had approximately $146 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its fourth quarter results on Thursday, February 1, at 10:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-800-708-4540 in the U.S. and 1-847-619-6397 internationally. The conference code is 46221803. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover's fourth quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
	December 31	December 31
($ in millions)	2017	2016
Assets
Total investments	$9,041.7	$8,449.5
Cash and cash equivalents	376.4	282.6
Premiums and accounts receivable, net	1,567.6	1,438.1
Reinsurance recoverable on paid and unpaid losses and unearned premiums	3,057.0	2,611.8
Other assets	1,426.9	1,438.4
Total assets	$15,469.6	$14,220.4
Liabilities
Loss and loss adjustment expense reserves	$7,745.0	$6,949.4
Unearned premiums	2,763.6	2,561.0
Debt	786.9	786.4
Other liabilities	1,176.4	1,066.1
Total liabilities	12,471.9	11,362.9
Total shareholders’ equity	2,997.7	2,857.5
Total liabilities and shareholders’ equity	$15,469.6	$14,220.4

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statement	Three months ended		Twelve months ended
	December 31		December 31
($ in millions)	2017	2016	2017	2016
Revenues
Premiums earned	$1,244.0	$1,170.4	$4,833.4	$4,628.1
Net investment income	78.1	74.2	298.1	279.4
Total net realized investment gains	2.5	3.6	23.7	8.6
Fees and other income	7.6	6.8	29.2	29.7
Total revenues	1,332.2	1,255.0	5,184.4	4,945.8
Losses and expenses
Losses and loss adjustment expenses	759.2	843.4	3,128.7	2,964.7
Amortization of deferred acquisition costs	280.5	263.8	1,086.6	1,035.2
Interest expense	12.2	12.1	48.5	54.9
Net loss from repayment of debt	-	2.2	-	88.3
Other operating expenses	157.7	166.3	619.1	610.4
Total losses and expenses	1,209.6	1,287.8	4,882.9	4,753.5
Income (loss) from continuing operations before income taxes	122.6	(32.8)	301.5	192.3
Income tax expense (benefit)	55.5	(20.6)	98.5	36.2
Income (loss) from continuing operations	67.1	(12.2)	203.0	156.1
Discontinued operations	(15.6)	(1.3)	(16.8)	(1.0)
Net income (loss)	$51.5	(13.5)	$186.2	$155.1

The following is a reconciliation from operating income to net income(7):

The Hanover Insurance Group, Inc.
	Three Months ended December 31				Twelve months ended December 31
	2017		2016		2017		2016
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$69.1		($93.3)		$177.9		$35.9
Personal Lines	41.7		42.2		159.2		178.4
Chaucer	26.3		39.2		7.1		126.8
Other	(1.9)		(10.2)		(7.9)		(18.3)
Total	135.2		(22.1)		336.3		322.8
Interest expense	(12.2)		(12.1)		(48.5)		(54.9)
Operating income (loss) before income taxes	123.0	$2.86	(34.2)	($0.81)	287.8	$6.70	267.9	$6.20
Income tax benefit (expense) on operating income	(37.0)	(0.86)	14.5	0.35	(84.0)	(1.96)	(83.5)	(1.93)
Operating income (loss) after income taxes	86.0	2.00	(19.7)	(0.46)	203.8	4.74	184.4	4.27
Other non-operating items:
Net realized investment gains	2.5	0.06	3.6	0.08	23.7	0.56	8.6	0.20
Loss from repurchase of debt	-	-	(2.2)	(0.05)	-	-	(88.3)	(2.05)
Effect of the Enactment of the
Tax Cuts and Job Act	(22.3)	(0.52)	-	-	(22.3)	(0.52)	-	-
Other	(2.9)	(0.07)	0.2	-	(10.0)	(0.23)	4.2	0.10
Income tax benefit on non-operating items	3.8	0.09	5.9	0.14	7.8	0.18	47.2	1.09
Income (loss) from continuing operations, net of taxes	67.1	1.56	(12.2)	(0.29)	203.0	4.73	156.1	3.61
Discontinued operations, net of taxes	(15.6)	(0.36)	(1.3)	(0.03)	(16.8)	(0.40)	(1.0)	(0.02)
Net income (loss)	$51.5	$1.20	(13.5)	($0.32)	$186.2	$4.33	$155.1	$3.59
Weighted average shares outstanding		43.0		42.5		43.0		43.2

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Use of the words "believes," "anticipates," "expects," “projections,” “potential,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to,” “committed to,” “looking ahead,” “ability to” and similar expressions is intended to identify forward-looking statements.  The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance.  Actual results could differ materially.

In particular, “forward-looking statements“ include statements in this press release or in such conference call regarding our ability to deliver on “Hanover 2021” goals and objectives, specifically growing profitably within existing distribution plant, thoughtfully expanding domestic and Chaucer Specialty businesses and capabilities, focus on innovation, and financial management to further distinguish The Hanover as a premier Property and Casualty company; ability to generate strong growth, attractive margins, double-digit return on equity; strength of balance sheet and capital base; impact and magnitude of catastrophe losses, including market sentiment; ability to grow in lines with adequate pricing and target profitability; risk selection; the level of conservatism and strength of reserves and the balance sheet, likelihood reserves will run off favorably rather than unfavorably; expectation for Chaucer reserve development to contribute to earnings; ability to achieve financial goals and generate sustainable earnings; ability to generate mid-single digit Commercial Lines and overall growth; pricing compared to long-term loss trends; volatility in commercial property lines; Specialty top and bottom line growth opportunities; workers’ compensation favorable loss trends; future trends of commercial multi-peril liability claims; frequency and severity trends in personal and commercial auto; commercial auto performance including price and underwriting execution; middle market portfolio profit improvement execution; ability to drive innovation and deliver industry solutions to target underpenetrated customer segments; success of digital tools and data analytics to improve customer experience; ability to opportunistically increase Personal Lines rates and grow mid-single digits; success of our Personal Lines Prestige offering; ability to manage the cyclical nature and volatility of Chaucer’s business, risk complexity, and challenging market conditions; ability to yield improved pricing and terms in conditions as a result of catastrophe activity at Chaucer; timing of Chaucer reinsurance treaties; global market stabilization; ability to generate a long-term mid-ninety combined ratio at Chaucer; rigorous expense management including execution risks and savings benefit of expense reduction opportunities, including domestic expense ratio improvement; implications and benefit of U.S. tax reform, including effective tax rate, insurance demand, use of capital, ability to generate shareholder returns and ability of shareholders to receive benefits of expected tax savings; net investment income to remain fundamentally flat in 2018; capital management and allocation rigor; ability to deliver superior value to shareholders; share repurchases; increased income from expected “higher yielding assets;” volatility in unrealized gains; and ability to achieve components of the 2018 guidance, including combined ratio and catastrophe ratio, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products such as commercial liability, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current competitive financial, economic and political environment and lower federal income taxes on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; and (vii) the inherent uncertainties of predicting future loss and pricing trends.  Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company's annual report, Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); financial ratings actions; operational and technology risks and technological innovations, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 43 of the Company’s Annual Report for the year ended December 31, 2016, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss and LAE ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock.  The definition of other financial measures and terms can be found in the 2016 Annual Report on pages 77-80.

Net realized investment gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items such as employee termination costs incurred in connection with the company’s expense initiative. Operating income is the sum of the segment income from:  Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development).  A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or loss amount in advance.

The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years.  The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss and LAE ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development.  Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP.  A reconciliation of operating income to income from continuing operations and net income for the three and twelve months ended December 31, 2017 and 2016 is set forth in the table on page 10 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

ABOUT THE HANOVER

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other.  The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families.  The Chaucer reporting segment represents The Hanover's international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, casualty, energy, property, and treaty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 10 of this press release.  See the disclosure on the use of this and all other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of current accident year combined ratio, excluding catastrophes:

Three months ended
December 31, 2017
	Commercial Lines	Personal Lines	Chaucer	Total
Total combined ratio	95.4%	94.0%	95.1%	95.1%
Less:
Prior-year reserve development ratio	(1.5)%	2.3%	(1.7)%	(0.3)%
Catastrophe ratio	4.8%	3.0%	2.4%	3.8%
Current accident year combined ratio, excluding catastrophe losses	92.1%	88.7%	94.4%	91.6%

December 31, 2016
Total combined ratio	122.8%	93.4%	87.3%	107.7%
Less:
Prior-year reserve development ratio	27.6%	1.4%	(14.7)%	12.3%
Catastrophe ratio	1.3%	3.1%	(1.6)%	1.4%
Current accident year combined ratio, excluding catastrophe losses	93.9%	88.9%	103.6%	94.0%

Twelve months ended
December 31, 2017
Total combined ratio	99.3%	94.1%	105.3%	98.7%
Less:
Prior-year reserve development ratio	(0.4)%	0.6%	(4.0)%	(0.7)%
Catastrophe ratio	7.1%	5.1%	15.4%	7.9%
Current accident year combined ratio, excluding catastrophe losses	92.6%	88.4%	93.9%	91.5%

December 31, 2016
Total combined ratio	105.1%	92.3%	90.4%	98.6%
Less:
Prior-year reserve development ratio	9.6%	0.3%	(11.4)%	3.0%
Catastrophe ratio	3.0%	3.2%	1.0%	2.7%
Current accident year combined ratio, excluding catastrophe losses	92.5%	88.8%	100.8%	92.9%

(3)	The following is a reconciliation of book value per share, excluding net unrealized gains on investments:
	Period Ended
	September 30	December 31
	2017	2017
Book value per share	$70.10	$70.59
Less: net unrealized gains on investments	5.39	4.84
Book value per share, excluding net unrealized gains on investments	$64.71	$65.75

(4)

Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of combined ratio, excluding catastrophes:

	Three months ended
	December 31, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	95.4%	94.0%	95.1%	95.1%	95.1%
Less: catastrophe ratio	4.8%	3.0%	4.1%	2.4%	3.8%
Combined ratio, excluding catastrophe losses	90.6%	91.0%	91.0%	92.7%	91.3%

	Three months ended
	December 31, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	122.8%	93.4%	112.2%	87.3%	107.7%
Less: catastrophe ratio	1.3%	3.1%	2.0%	(1.6)%	1.4%
Combined ratio, excluding catastrophe losses	121.5%	90.3%	110.2%	88.9%	106.3%

	Twelve months ended
	December 31, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	99.3%	94.1%	97.4%	105.3%	98.7%
Less: catastrophe ratio	7.1%	5.1%	6.3%	15.4%	7.9%
Combined ratio, excluding catastrophe losses	92.2%	89.0%	91.1%	89.9%	90.8%

	Twelve months ended
	December 31, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	105.1%	92.3%	100.4%	90.4%	98.6%
Less: catastrophe ratio	3.0%	3.2%	3.1%	1.0%	2.7%
Combined ratio, excluding catastrophe losses	102.1%	89.1%	97.3%	89.4%	95.9%

(5)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Fourth Quarter 2017 Financial Supplement.

	Three months ended			Three months ended
	December 31, 2017			December 31, 2016
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$323.4	$241.5	$564.9	$305.4	$224.6	$530.0
Net premiums earned	$363.3	$252.8	$616.1	$344.6	$240.1	$584.7

	Twelve months ended			Twelve months ended
	December 31, 2017			December 31, 2016
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$1,449.1	$1,012.9	$2,462.0	$1,385.6	$975.9	$2,361.5
Net premiums earned	$1,417.0	$982.6	$2,399.6	$1,353.1	$964.9	$2,318.0

(6)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(7)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.